Exhibit 99.1

[MANPOWER logo]

FOR IMMEDIATE RELEASE	Contact:
Mike Van Handel
Chief Financial Officer
(414) 906-6305

Manpower Reports 3rd Quarter 2005 Results

MILWAUKEE, WI, USA, October 19, 2005 – Manpower Inc. (NYSE: MAN) today reported that earnings per diluted share for the three months ended September 30, 2005 were 87 cents, the same as the prior year period. Net income in the quarter was $76.3 million compared to $83.4 million a year earlier. Included in the prior year quarter was an $8.0 million adjustment to the income tax provision, resulting in a favorable impact on prior year diluted earnings per share of 8 cents. Revenues for the third quarter totaled $4.1 billion, an increase of 6 percent from the year-earlier period. The impact of changes in foreign currencies between years on third quarter results was negligible.

Jeffrey A. Joerres, Manpower Chairman and Chief Executive Officer, said, “Our strong results in the third quarter can be attributed to several Manpower geographies and business units throughout the world relentlessly pursuing our strategies in their markets.” Joerres added, “The U.S., Germany, Italy, Japan and Sweden are among the markets that clearly demonstrated our ability to produce solid profit growth as a company. Additionally, our Jefferson Wells and Elan brands both produced solid, sustainable results in the quarter.

“We are anticipating the fourth quarter of 2005 diluted earnings per share to be in the range of 82 to 86 cents, which includes an estimated negative currency impact of 5 cents.” Joerres stated.

Earnings per diluted share for the nine months ended September 30, 2005 were $1.88 compared to $1.86 per diluted share in 2004. Net income was $171.0 million compared to $176.1 million the prior year. Revenues for the nine-month period were $12.0 billion, an increase of 10 percent from the prior year. On a constant currency basis, earnings per diluted share for the nine-month period were $1.84 on an 8 percent improvement in revenues.

In addition to the previously discussed income tax adjustment of 8 cents per diluted share, the prior year nine-month results also include a first quarter non-operating gain of $14.2 million ($10.2 million net of income taxes), or 11 cents per diluted share.

- MORE -

Manpower Reports 3rd Quarter Results/Page 2

In conjunction with its third quarter earnings release, Manpower will broadcast its conference call live over the Internet on October 19, 2005 at 8:00 a.m. CDT (9:00 a.m. EDT). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpower.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpower.com.

- # # # -

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry, offering customers a continuum of services to meet their needs throughout the employment and business cycle. The company specializes in permanent, temporary and contract recruitment; employee assessment; training; career transition; organizational consulting; and professional financial services. Manpower’s worldwide network of 4,300 offices in 72 countries and territories enables the company to meet the needs of its 400,000 customers per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction, enabling customers to concentrate on their core business activities. In addition to the Manpower brand, the company operates under the brand names of Right Management Consultants, Jefferson Wells and Elan. More information on Manpower Inc. is available at www.manpower.com.

Forward-Looking Statements

This news release contains statements, including earning projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Forward-Looking Statements’ in its Annual Report on Form 10-K for the year ended December 31, 2004, which information is incorporated herein by reference.

- # # # -

Manpower Inc.

Results of Operations

(In millions, except per share data)

	Three Months Ended September 30
			% Variance
	2005	2004	Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$4,144.8	$3,900.8	6.3%	6.1%
Cost of services	3,388.2	3,172.7	6.8%

Gross profit	756.6	728.1	3.9%	3.7%
Selling and administrative expenses	624.6	601.2	3.9%	3.7%

Operating profit	132.0	126.9	4.1%	3.8%
Interest and other expense	11.9	9.1	30.3%

Earnings before income taxes	120.1	117.8	2.1%
Provision for income taxes	43.8	34.4	27.5%

Net earnings	$76.3	$83.4	-8.5%	-8.7%

Net earnings per share - basic	$0.88	$0.93	-5.4%

Net earnings per share - diluted (b)	$0.87	$0.87	—	—

Weighted average shares - basic	87.0	90.0	-3.4%

Weighted average shares - diluted (b)	88.2	97.2	-9.2%

(a)	Revenues from services include fees received from our franchise offices of $9.6 million and $8.9 million for the three months ended September 30, 2005 and 2004, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $396.6 million and $397.0 million for the three months ended September 30, 2005 and 2004, respectively.

(b)	Prior year figures have been restated to reflect the impact of applying the “if-converted” method to our convertible debentures.

Manpower Inc.

Operating Unit Results

(In millions)

	Three Months Ended September 30
			% Variance
	2005	2004	Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$531.5	$531.8	—	—
France	1,494.6	1,402.0	6.6%	6.9%
EMEA	1,385.5	1,305.4	6.1%	6.7%
Jefferson Wells	103.9	110.6	-6.1%	-6.1%
Right	96.0	102.5	-6.4%	-6.9%
Other Operations	533.3	448.5	18.9%	15.1%

	$4,144.8	$3,900.8	6.3%	6.1%

Operating Unit Profit:
United States	$22.6	$15.6	44.7%	44.7%
France	50.2	55.6	-9.7%	-9.3%
EMEA	46.6	33.9	37.4%	38.0%
Jefferson Wells	11.5	25.1	-54.2%	-54.2%
Right	2.1	3.2	-35.2%	-39.8%
Other Operations	16.6	10.8	55.2%	49.5%

	149.6	144.2
Corporate expenses	14.3	14.0
Amortization of intangible assets	3.3	3.3

Operating profit	132.0	126.9	4.1%	3.8%
Interest and other expense (b)	11.9	9.1

Earnings before income taxes	$120.1	$117.8

(a)    In the United States, revenues from services include fees received from the related franchise offices of $6.7 million and $6.3 million for the three months ended September 30, 2005 and 2004, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $310.7 million and $318.4 million for the three months ended September 30, 2005 and 2004, respectively.

(b) The components of interest and other expense (income) were:

Interest expense	$12.5	$10.9
Interest income	(2.0)	(2.2)
Foreign exchange gains	(0.2)	(0.4)
Miscellaneous expenses, net	1.6	0.8

	$11.9	$9.1

Manpower Inc.

Results of Operations

(In millions, except per share data)

	Nine Months Ended September 30
			% Variance
	2005	2004	Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$11,957.2	$10,857.3	10.1%	7.6%
Cost of services	9,779.4	8,833.4	10.7%

Gross profit	2,177.8	2,023.9	7.6%	5.3%
Selling and administrative expenses	1,873.6	1,745.6	7.3%	5.0%

Operating profit	304.2	278.3	9.3%	6.9%
Interest and other expenses	34.9	17.4	100.7%

Earnings before income taxes	269.3	260.9	3.2%
Provision for income taxes	98.3	84.8	15.9%

Net earnings	$171.0	$176.1	-2.9%	-4.7%

Net earnings per share - basic	$1.93	$1.99	-3.0%

Net earnings per share - diluted (b)	$1.88	$1.86	1.1%	-1.1%

Weighted average shares - basic	88.4	88.5	-0.1%

Weighted average shares - diluted (b)	91.7	96.4	-4.9%

(a)	Revenues from services include fees received from our franchise offices of $26.7 million and $25.0 million for the nine months ended September 30, 2005 and 2004, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $1,122.1 million and $1,068.9 million for the nine months ended September 30, 2005 and 2004, respectively.

(b)	Prior year figures have been restated to reflect the impact of applying the “if-converted” method to our convertible debentures.

Manpower Inc.

Operating Unit Results

(In millions)

	Nine Months Ended September 30
			% Variance
	2005	2004	Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$1,514.1	$1,523.7	-0.6%	-0.6%
France	4,150.4	3,816.8	8.7%	5.8%
EMEA	4,137.7	3,648.5	13.4%	10.6%
Jefferson Wells	290.1	237.7	22.0%	22.0%
Right	308.5	324.2	-4.9%	-6.7%
Other Operations	1,556.4	1,306.4	19.1%	15.3%

	$11,957.2	$10,857.3	10.1%	7.6%

Operating Unit Profit:
United States	$45.5	$32.5	39.8%	39.8%
France	119.2	123.8	-3.7%	-6.0%
EMEA	100.0	73.8	35.5%	33.0%
Jefferson Wells	28.9	38.2	-24.4%	-24.4%
Right	21.2	24.9	-14.8%	-17.3%
Other Operations	42.3	35.7	18.6%	14.5%

	357.1	328.9
Corporate expenses	43.1	41.6
Amortization of intangible assets	9.8	9.0

Operating profit	304.2	278.3	9.3%	6.9%
Interest and other expenses (b)	34.9	17.4

Earnings before income taxes	$269.3	$260.9

(a)    In the United States, revenues from services include fees received from the related franchise offices of $18.4 million and $18.3 million for the nine months ended September 30, 2005 and 2004, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $885.1 million and $871.1 million for the nine months ended September 30, 2005 and 2004, respectively.

(b) The components of interest and other expense (income) were:

Interest expense	$34.8	$34.0
Interest income	(6.4)	(6.2)
Foreign exchange gains	—	(0.1)
Miscellaneous expense (income), net	6.5	(10.3)

	$34.9	$17.4

Manpower Inc.

Consolidated Balance Sheets

(In millions)

	Sep. 30 2005	Dec. 31 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$431.7	$531.8
Accounts receivable, net	3,214.4	3,227.8
Prepaid expenses and other assets	98.0	161.4
Future income tax benefits	104.5	96.5

Total current assets	3,848.6	4,017.5

Other assets:
Goodwill and other intangible assets, net	1,265.8	1,297.0
Other assets	301.5	305.5

Total other assets	1,567.3	1,602.5

Property and equipment:
Land, buildings, leasehold improvements and equipment	641.7	669.8
Less: accumulated depreciation and amortization	443.8	446.7

Net property and equipment	197.9	223.1

Total assets	$5,613.8	$5,843.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$707.8	$687.1
Employee compensation payable	156.4	156.0
Accrued liabilities	536.0	505.7
Accrued payroll taxes and insurance	539.6	569.6
Value added taxes payable	444.6	457.8
Short-term borrowings and current maturities of long-term debt	274.2	225.7

Total current liabilities	2,658.6	2,601.9

Other liabilities:
Long-term debt	481.3	676.1
Other long-term liabilities	364.7	391.1

Total other liabilities	846.0	1,067.2

Shareholders’ equity:
Common stock	1.0	1.0
Capital in excess of par value	2,334.6	2,296.4
Retained earnings	204.4	51.0
Accumulated other comprehensive income	15.1	109.4
Treasury stock, at cost	(445.9)	(283.8)

Total shareholders’ equity	2,109.2	2,174.0

Total liabilities and shareholders’ equity	$5,613.8	$5,843.1

Manpower Inc.

Consolidated Statements of Cash Flows

(In millions)

	Nine Months Ended September 30
	2005	2004
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$171.0	$176.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	67.7	62.6
Amortization of discount on convertible debentures	1.9	5.8
Deferred income taxes	(10.2)	(11.6)
Provision for doubtful accounts	16.9	20.1
Other non-operating gains	—	(14.2)
Changes in operating assets and liabilities excluding the impact of acquisitions:
Accounts receivable	(307.1)	(409.7)
Other assets	(30.2)	14.6
Other liabilities	263.8	218.4

Cash provided by operating activities	173.8	62.1

Cash Flows from Investing Activities:
Capital expenditures	(55.9)	(42.7)
Acquisitions of businesses, net of cash acquired	(3.5)	(113.8)
Proceeds from sale of an equity interest	—	29.8
Proceeds from the sale of property and equipment	4.5	4.8

Cash used by investing activities	(54.9)	(121.9)

Cash Flows from Financing Activities:
Net borrowings of short-term facilities and long-term debt	181.0	5.3
Cash paid to settle convertible debentures	(206.6)	—
Proceeds from settlement of swap agreements	50.7	—
Proceeds from stock option and purchase plans	18.9	55.4
Repurchases of common stock	(203.5)	—
Dividends paid	(17.6)	(9.1)

Cash (used) provided by financing activities	(177.1)	51.6

Effect of exchange rate changes on cash	(41.9)	(3.2)

Change in cash and cash equivalents	(100.1)	(11.4)
Cash and cash equivalents, beginning of period	531.8	426.2

Cash and cash equivalents, end of period	$431.7	$414.8